Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Indonesia Energy Corporation Limited on Amendment No.1 to Form F-3 (File No. 333-278175) of our report dated April 26, 2024, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2023 and 2022 and for the three years ended December 31, 2023 appearing in the Annual Report on Form 20-F of Indonesia Energy Corporation Limited for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

May 17, 2024